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                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT


The Company dismissed Arthur Andersen LLP on April 15, 2002 and subsequently engaged Deloitte & Touche LLP as its independent auditors. Arthur Andersen has advised the Company in writing that key engagement members have resigned from the firm prior to the date of this filing and, based upon specific advice from the Securities and Exchange Commission, their firm is therefore precluded from signing current consents relating to Smith International, Inc. Since the Company is unable to obtain a written consent from Arthur Andersen, the Company has dispensed with the requirement to file such consent in reliance on Rule 437a of the Securities Act of 1933.

The absence of consent from Arthur Andersen to the incorporation of their report included in this Form 11-K into any of the Company's previously filed Registration Statements may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933.


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